Exhibit 10.2

CUSTODY AGREEMENT

INFORMATION ABOUT US AND OUR SERVICES

WE ARE DELIGHTED TO OFFER YOU OUR CUSTODY SERVICE ON THE TERMS SET OUT IN THIS DOCUMENT. WE, MATRIX, AREA LICENSED CUSTODY SERVICE PROVIDER THAT SEEKS TO SAFEGUARD AND PROTECT YOUR ASSETS THROUGH THE PROVISION OF OUR ONLINE SERVICE.

SUBJECT TO APPLICABLE LAW, OUR SERVICE COVERS A RANGE OF ASSETS INCLUDING DIGITAL ASSETS, FIAT CURRENCIES AND SECURITIES (BOTH DEBT AND EQUITY SECURITIES), WHICH WE APPROVE FROM TIME TO TIME, AS DESCRIBED MORE FULLY IN THIS DOCUMENT. WE ACT ON YOUR INSTRUCTIONS TO RECEIVE, HOLD, TRANSFER AND WITHDRAW YOUR ASSETS BASED ON YOUR NEEDS. THIS EFFECTIVELY ALLOWS YOU TO SAFEGUARD YOUR ASSETS UNTIL YOU WISH TO USE THEM – FOR EXAMPLE, FOR YOUR OWN INVESTMENT ACTIVITIES AND TRANSACTIONS.

WE LOOK FORWARD TO PROVIDING YOU OUR SERVICE.

PLEASE READ THIS DOCUMENT CAREFULLY AS IT CONTAINS IMPORTANT INFORMATION WHICH APPLIES TO YOUR DEALINGS WITH US. YOU SHOULD READ THIS DOCUMENT CAREFULLY AND KEEP IT FOR FUTURE REFERENCE.

CERTAIN RISKS RELATE TO THE SERVICES. MANY OF THESE ARE DESCRIBED ARE IN THE “RISK FACTORS” DOCUMENT] PROVIDED TO YOU SEPARATELY. PLEASE ENSURE THAT YOU READ AND UNDERSTAND THESE RISKS.

IF YOU HAVE ANY QUESTIONS ABOUT THIS DOCUMENT, OR IN THE EVENT OF ANY SERVICE DIFFICULTIES OR INTERRUPTIONS, PLEASE CONTACT US USING THE DETAILS BELOW OR VIA OUR WEBSITE AT https://www.mycactus.com.

Published by Matrix Trust Company Limited

Room 2403, 24/F, China Resources Building

26 Harbour Road

Wan Chai, Hong Kong

Email: custodysupport@matrixport.com

Website:https://www.mycactus.com

GENERAL

This CUSTODY AGREEMENT (this “Agreement”), is made and entered into on 1 Aug 2025 (the ” Execution Date”), by and between Matrix Trust Company Limited, with the registered office at Room 2403, 24/F, China Resources Building, 26 Harbour Road, Wan Chai, Hong Kong (“Matrix” or “We”), and Mega Matrix Inc. (“Mega”), with the registered office at 89 Nexus Way, Camana Bay, Grand Cayman, KY1- 9009, Cayman Islands, (the “Client” or “You”; the Client together with Matrix, the ” Parties”, and each a ” Party”).

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties hereto agree as follows:

1	DEFINITIONS

“Affiliate” means any corporation or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“AML/CTF” means anti-money laundering, counter- terrorist financing, Sanctions and non-proliferation of weapons of mass destruction.

“API” means the application programming interface that is made available by Matrix to the Client and that can be used to access the Service.

“Assets” means any assets, including Digital Assets that Matrix agrees to hold on trust for the Client pursuant to this Agreement.

“Authorized Person” means any person the Client authorizes (either alone or collectively) and Matrix approves to act on the Client’s behalf in giving instructions or to perform any other acts under this Agreement.

” Business Day” means a day that is not a (i) Saturday; (ii) Sunday; (iii) general holiday (as defined in the General Holidays Ordinance (Cap. 149 of the Laws of Hong Kong); or (iv) day on which a tropical cyclone No. 8 or above or a “black” rainstorm warning is hoisted in Hong Kong at any time between 9:00 am and 5:00 pm and, if hoisted before 11:59 am on that day, is not lifted before 12:00 pm on that day.

“Costs” includes costs, charges and expenses, including those incurred in connection with third parties and any legal costs on a full indemnity basis.

“Confidential Information” means (1) business or technical information, data or reports (oral, written, electronic or otherwise), including, without limitation, a trade secret (as defined under applicable law), of or about a party provided or made available by such party to the other party that is competitively or commercially valuable to that party and not generally known or readily available by legal means to others, and (2) information regarding the existence, content or status of the business relationship described herein.

“Custody Account” means the record of the Assets that is accessible through our Custody System.

“Custody System” means Matrix’s proprietary systems, methods, Software and hardware that are used by Matrix to custody Assets and deliver the Service.

” Digital Asset” means any asset that is (i) represented in digital form, and expressed as a unit; (ii) capable of being transferred, stored and traded on a peer-to-peer basis; and (iii) approved by Matrix from time to time on its Custody System. Digital Asset, as defined, does not include a Fiat Currency.

” Dispute” includes any dispute, controversy, difference or claim arising out of or in connection with this Agreement or the subject matter of this document.

” Fees” mean all sums (including fees, lump sum, rates and commission or otherwise), and whether denominated in Fiat Currency or Digital Assets, that are payable by the Client to Matrix in respect of the Service from time to time and as set out in the Fee Schedule.

” Fee Schedule” means Appendix I to this Agreement.

” Fiat Currency” means any asset that is (i) legal tender in a country or territory; and (ii) customarily used and accepted as a medium of exchange in its country or territory of issue.

” HKIAC” means the Hong Kong International Arbitration Centre.

” Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

” Instructions” means any notice, instruction, or other communication that Matrix believes in good faith has been given by the Client or the Client’s Authorized Person, and ” Instructs” is to be interpreted accordingly.

“Sanctions” means any economic sanctions laws, regulations, embargoes or restrictive measures imposed by the United Nations Security Council, Hong Kong and/or the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Service” means the custody service provided by Matrix in accordance with this Agreement.

“Software” means the software (including the API as well as any files, images, tables and data incorporated in or generated by the software and data accompanying the software) used by Matrix in providing the Service.

“Taxes” means taxes, levies, imposts, charges and duties imposed by any authority (including stamp and transaction duties) together with any related interest, penalties, fines and expenses in connection with them.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment with respect to the Service.

” Underlying Customer” means the ultimate beneficial owners of the Digital Asset in the omnibus account, if applicable.

2	INTERPRETATION

2.1	Headings are for convenience only and do not affect interpretation. Unless the contrary intention appears, in this Agreement:

(i)	the singular includes the plural and vice versa;

(ii)	a reference to a document also includes any variation, replacement or novation of it;

(iii)	the meaning of general words is not limited by specific examples introduced by “including”, “for example”, “such as” or similar expressions;

(iv)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(v)	a reference to a time of day is a reference to Hong Kong time;

(vi)	a reference to dollars, $ or USD is a reference to United States dollars unless expressly dated otherwise ;

(vii)	a reference to “law” includes common law, principles of equity and legislation (including regulations);

(viii)	a reference to any ordinance includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(ix)	a reference to “regulations” includes instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(x)	an agreement, representation or warranty in favour of 2 or more persons is for the benefit of them jointly and each of them individually;

(xi)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

(xii)	a reference to anything (including an amount) is a reference to the whole and each part of it;

(xiii)	a period of time starting from a given day or the day of an act or event, is to be calculated exclusive of that day; and

(xiv)	if the day on which a Party must do something under this document is not a Business Day, the Party must do it on the next Business Day.

3	TERM

This Agreement is effective from the Execution Date and continues in force for twelve months (the ” Initial Term”). During the Initial Term or each Renewal Term (as defined below), if neither Party sends to the other Party written notification of non-renewal at least sixty (60) days prior to the expiration of such Initial Term or Renewal Term, then this Agreement shall be automatically renewed for twelve (12) months (each subsequent term a ” Renewal Term”, the Initial Term and any Renewal Term are collectively referred to as the “Term”).

4	FEES

In consideration for the Service, the Client agrees to pay the Fees as set out in the Fee Schedule.

5	CUSTODY SERVICE

5.1	The Client hereby appoints Matrix to act as the custodian of the Assets and to hold the Assets on trust for the Client in accordance with this Agreement. Matrix accepts such appointment and the obligations, duties, and responsibilities set out in this Agreement.

5.2	Matrix has the sole discretion to accept to hold any Asset on trust for the purpose of providing the Services. Matrix reserves the right at any time to refuse, for whatever reason, to continue to accept any Asset. Any asset that ceases to be an Asset will be returned to the Client within 14 days (unless to do so is impossible or reasonably impracticable), provided, however, that Matrix will not be required to make any return until full payment shall have been made to Matrix of all due and payable Fees, remuneration, Costs and expenses in connection with this Agreement.

5.3	The Client understands and agrees that Matrix (i) acts solely as custodian of the Assets; (ii) does not exercise any investment or tax planning discretion regarding the Assets, and (iii) does not act as advisor, broker or agent when executing Instructions.

5.4	Matrix is only responsible for safekeeping only the Assets which are delivered into its possession and control by the Client.

5.5	For any transfer of Assets in respect of the Custody Account, Matrix shall hold the proceeds of such transfer until receipt of written disbursement Instructions.

5.6	To the extent permitted by applicable laws and regulations and this Agreement, Matrix shall transfer Assets in accordance with Instructions, provided that sufficient Assets are available to effect the Instructions and for paying any outstanding amounts owing to Matrix.

5.7	The Client hereby understands and agrees that if at any time there are insufficient Assets in a Custody Account, Matrix may, in its absolute discretion and without any obligation to do so decline to execute the Instructions, in addition to any other rights it may have under this Agreement and applicable law.

5.8	The Client hereby understands and agrees that the Custody Account is NOT a deposit account, therefore the Assets shall NOT accrue interest.

5.9	Where it is necessary to convert any Asset from one type to another, the relevant Asset will (unless otherwise provided in this Agreement or required by applicable law) be converted at such rate and using such method and as at such date as may be notified to Client by Matrix. Any rate, method and date so specified should be binding on the Client.

5.10	The Client authorizes Matrix to accept Instructions on the Client’s behalf from each Authorized Person and the Client confirms that each Authorized Person has the power to give Instructions on the Client’s behalf.

5.11	The Client agrees that Matrix may assume the authenticity of any Instruction given or purportedly given by the Client or any Authorized Person.

5.12	The Client must obtain the consent of each Authorized Person to Matrix’s collection, holding and use of their personal information.

6	CUSTODY ACCOUNT

6.1	Before issuing any Instructions, the Client must hold a Custody Account. To do so, the Client must follow the procedures specified by us in writing. We reserve the right to refuse any application for a Custody Account, or the designation of any person to act as an Authorized Person with or without reason. Subject to our discretion and operational requirements, a Client may only hold one Custody Account. In some cases, upon approval by Matrix, a Client may set up more than one Custody Account.

6.2	The Client can view the Assets in the Custody Account and relevant transfers using the Custody System.

6.3	Statements of Assets, along with a ledger of receipts and disbursements of Assets will be available for the Client to check via our Custody System.

6.4	Matrix may issue the Client with a username and password, and/or other appropriate verification methods including hardware tokens (i.e. Ubikey, Passkey, etc) for logging in the Custody Account. The Client is responsible for keeping their log-in details or access method confidential. Any loss caused by the Client’s failure to safeguard the credentials related to the Custody Account shall be solely borne by the Client.

6.5	The Client must comply with any specifications that Matrix makes available its Custody System in relation to the use of the Custody Account. This includes with respect to any authentication and other security procedures.

6.6	When opening a Custody Account with Matrix, you recognize and accept that:

(i)	The value of the Assets will be solely dependent upon the market price (if any) of such Assets.

(ii)	Before sending any Instruction to Matrix, you should make sure you understand the nature and risks of the transaction underlying your Instruction and you should take your own independent review on whether the transaction underlying your Instruction is suitable for you in light of your own financial situation, investment experience, investment objectives, willingness and ability to bear risks. If in doubt, you should seek advice from independent financial advisers. Matrix does not act as advisor and shall have no duty or responsibility to make recommendation of any transaction when executing the Instruction sent by you. You will perform your own due diligence before sending any Instruction to Matrix and taking sole responsibility for all decisions made for your Account.

(iii)	Matrix does not provide the valuation or appraisals of any Assets, nor does it hire or seek valuations or appraisals on any Assets, provided, however, it may, at its option and with no obligation or liability, to the extent available for any particular Asset, include recent price quotes or value estimates from various third- party sources, including alternative trading systems and digital asset exchanges, on your statement for any such Assets. Matrix does not verify the validity, accuracy or reliability of any such third-party valuation or valuation estimates or prices and you agree that Matrix shall in no way be held liable for any such valuation estimates or price/quotations, and that such valuation estimates or price quotations are neither verified, substantiated nor to be relied upon in any way, for any purpose, including, without limitation, tax reporting purposes.

6.7	Matrix may decline to accept any verbal Instructions in its sole discretion and require the Client or an Authorized Person to submit a written Instruction in place of a verbal Instruction. The Client bears complete and absolute responsibility for any Instructions it or an Authorized Person sends to Matrix and should immediately notify Matrix of any suspected compromise of any Instruction or the Client’s or an Authorized Person’s means of accessing and using the Service.

6.8	You hereby agree to authorize Matrix to debit the Custody Account for any Fees or charges (including third-party charges) that arise in respect of an Instruction, and in the case of charges, remit those to the relevant third-party service provider, if necessary.

6.9	Matrix is authorized, in its sole discretion, to comply with orders issued or entered by any court with respect to the Assets, without determination by Matrix of such court’s jurisdiction in the matter. If any portion of the Assets held hereunder is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such assets shall be stayed or enjoined by any court order, then Matrix is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree without the need for appeal or other action. If Matrix complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

6.10	Matrix is authorized in its absolute discretion to appoint any service providers in connection with the provision of the Services provided that any such appointment shall not relieve Matrix of any of its responsibilities or liabilities hereunder, subject to clause 9.1.

7	SUSPENSION OR TERMINATION

7.1	Matrix may temporarily suspend the Client’s access to or use of the Service at any time for: (i) Client’s actual or suspected violation of this Agreement, applicable law and/or regulation; (ii) Client’s use of the Service in a manner that may disrupt Matrix’s normal operation and/or other clients’ use of the Service; (iii) scheduled downtime and recurring downtime, or unplanned technical upgrading, Software maintenance, and outages that occur to Matrix or Matrix’s service providers, and (iv) any other event that Matrix considers requires suspension of the Service.

7.2	Matrix may terminate the Client’s access to or use of the Service at any time for: (i) Client’s actual violation of this Agreement, applicable law and/or regulation; (ii) Client’s use of the Service in a manner that may disrupt Matrix’s normal operation and/or other clients’ use of the Service; and (iii) any other event that Matrix considers requires termination of the Service.

7.3	Upon termination of this Agreement, the Assets shall be transferred to the Client or other third party designated by the Client in an Instruction (subject to clause 5.6); provided, however, that Matrix will not be required to make any transfer until full payment shall have been made to Matrix of all Fees, remuneration, Costs and expenses in connection with this Agreement.

8	REPRESENTATIONS, WARRANTIES, AND COVENANTS

8.1	Each Party respectively represents and warrants, on each day and on a continuing basis during the term of this Agreement that:

(i)	it is duly organized (as applicable) and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(ii)	it has the requisite power to execute and deliver this Agreement, and any other documentation relating to this Agreement to which it is a party, and to perform its obligations under this Agreement;

(iii)	the performance of the obligations under this Agreement does not violate or conflict with any existing law, judgment, order, regulation, or contractual restriction applicable to or binding on it of the Assets (as applicable); and

(iv)	its obligations under this Agreement constitute its legal, valid, and binding obligations, enforceable in accordance with their respective terms.

8.2	In addition to the representations and warranties in clause 8.1, the Client hereby represents and warrants, on each day and on a continuing basis during the term of this Agreement and each time the Client initiates an Instruction, that:

(i)	the Client has the requisite power to deliver any Instructions hereunder;

(ii)	to the best of the Client’s knowledge, all required governmental and other consents (including but not limited to licenses, authorizations or approvals) that are required to have been obtained by the Client with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(iii)	the Client will not use the Services provided by Matrix hereunder in any manner that is, or would result in, a violation of any applicable laws and regulations;

(iv)	the Client is aware of and familiar with, and has been fully informed of, the risks associated with giving Instructions, and is willing to accept such risks, and the Client shall (and shall cause each Authorized Person to) safeguard and treat with extreme care any credentials related to the Custody Account. The Client agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of particular needs and circumstances. The Client agrees and understands that an Instruction given in the name of the Client by a designated Authorized Person may conclusively be presumed by Matrix to have been given by an Authorized Person; and

(v)	the Client undertakes that it is not, and no transfer of Assets pursuant to any Instruction hereunder is, (i) the target of any Sanctions, or (ii) located, organized, or resident in a country or territory that is, or whose government is, the target of Sanctions.

(vi)	the Client confirms that no Underlying Customer (if applicable) will be appointed as an Authorized Person, and will not be allowed to submit order, or otherwise operate or access the omnibus account.

(vii)	the Client confirms that it has obtained all the license, authorization,or approval required to carry on its business in Hong Kong (if applicable).

(viii)	the Client confirms that it will not provide or market its services to any persons in jurisdictions which have banned services relating to virtual assets.

(ix)	the Client undertakes that it will immediately upon request by Matrix provide all requested information relating to the identity and contact details of the Underlying Customers (if applicable) to Matrix or the relevant regulator.

(x)	the Client confirms that all Underlying Customers (if applicable) are acting as principal when holding virtual assets through the Client.

(xi)	the Client undertakes to inform any changes to information previously provided and any regulatory investigations.

(xii)	the Client undertakes to provide appropriate legal opinions that reasonably requested by Matrix in relation to the Client’s business.

(xiii)	To the extent that the Client also provides services to other digital asset service providers, the Client undertakes to obtain from such downstream digital asset service providers the above confirmations and undertakings from (vi) to (xii). This is to ensure that the Matrix will be able to obtain the relevant information in relation to the ultimate Underlying Customers, if necessary.

9	MATRIX’S OBLIGATIONS

9.1	Matrix uses its best efforts and exercises reasonable care in connection with the custody of the Assets and provision of Services. The Client agrees that Matrix is not responsible for any failure or delay to act by Matrix’s service providers, including banks, data centers, or any other participant whose practice is not within Matrix’s reasonable control, or that is caused by the Client’s negligence. Notwithstanding the foregoing, no provision of this Agreement shall require Matrix to expend or risk Matrix’s own assets, property, or otherwise incur any financial liability, to execute the Instructions sent by the Client.

9.2	Matrix will keep and maintain, or cause to be kept, accurate books and records with respect to any Custody Account and Assets in accordance with applicable law.

9.3	Matrix is authorized to supply any information regarding any Custody Accounts or Assets that is required by any law, regulation, or rule now or hereafter in effect, or which may be requested by law enforcement.

10	CLIENT’S OBLIGATIONS

10.1	The Client and any and all Authorized Persons of the Client are required to successfully complete Matrix’s account opening process pursuant to Matrix’s internal AML/KYC policies and procedures, which may be amended by Matrix from time to time.

10.2	The Client shall promptly inform Matrix if (i) it is or becomes the target of any Sanctions and trade embargoes, (ii) it is or becomes located, organized, or resident in a country or territory that is, or whose government is, the target of Sanctions, or (iii) it becomes aware that it or any Asset, or any transaction involving an Asset, is or becomes the target of any investigation (including the reasonable details thereof).

10.3	The Client must promptly, upon the request of Matrix, supply such information, documentation, and authorisation in order for Matrix to carry out all necessary “know your customer”, AML/CTF requirements and comply with applicable law.

10.4	The Client must promptly notify Matrix in writing of any material change in any information, documentation, or authorization provided to Matrix, and submit evidence or supporting document of such change.

11	INDEMNIFICATION

11.1	The Client agrees to indemnify, and reimburse and compensate Matrix and its subsidiaries, Affiliates, officers, agents, employees, partners, suppliers, and licensors for any and all liabilities, claim, judgments, losses, fines, penalties, expenses and any Costs, in connection with this Agreement, including (i) any transaction, the use of the Service and/or Instructions; (ii) Client’s violation of this Agreement, applicable laws and regulations, or any third party rights, or (iii) any statement, confirmation, undertaking, act, omission, fraud, negligence, default, failure or misconduct by the Client (or its officers, employees, partners, suppliers, underlying customers or downstream virtual asset service providers(if any)) in the course of its conduct of duties and obligations under this Agreement. This indemnity shall be a continuing obligation of the Client and the Client’s successors and assigns, notwithstanding the termination of this Agreement.

12	LIMITATIONS OF LIABILITY

12.1	In no event will either Party, its subsidiaries, Affiliates, officers, agents, employees, representatives, partners, suppliers, or licensors be liable for any indirect, incidental, special, punitive, or consequential damages, however caused, under any theory of liability, including, without limitation contract, tort, warranty, negligence or otherwise, even if any of the foregoing parties have been advised as to the possibility of such damages.

12.2	Without limiting clause 12.1, in no event will the aggregate liability of Matrix, its subsidiaries, Affiliates, officers, agents, employees, representatives, partners, suppliers, and licensors liability arising from or relating to these terms of the Service exceed: (i) the amount paid, if any, by the Client to Matrix for the Service in the 12 months before the Client’s claim arose or (ii) the Client’s Compensation Share of a reserve fund set up by Matrix, whichever is higher, provided that the liability does not arise out of any fraud or wilful misconduct by Matrix or its abovementioned related persons described in this clause 12.2. For purpose of this Agreement, the “Client’s Compensation Share” means the Client’s share of the reserve fund in the event of a fund loss incident. The reserve fund will be used to compensate all the clients that incurred fund loss in the same incident on a pro rata basis based on each client’s fund loss amount.

12.3	The Client agrees and understands that Matrix’s liability to any third-party in connection with the Services is limited to the extent to which liability can be satisfied out of the Assets held by Matrix in custody.

If any such liability exceeds the Assets held by Matrix in custody, the Client shall indemnify and hold Matrix harmless.

12.4	The limitation and restriction under clause 12.3 does not apply to the situation where the liability is caused by Matrix’s fraud or wilful misconduct.

12.5	Both Parties hereby agree that the limitation of liability clause set forth in this clause 12 constitutes an essential part and precondition for Matrix to enter into this Agreement. Matrix may suspend or terminate providing the Services hereunder in accordance with clause 7 if Matrix’s liability is not limited in a manner which is consistent with this clause12.

12.6	If Matrix incurs a liability as a result of a proper exercise of its powers in respect of this Agreement, Matrix may exercise any of its rights of indemnity or reimbursement out of the Assets to satisfy that liability.

12.7	Client agrees to bear sole responsibility for the prosecution or defense, including the engagement of legal counsel, of any and all legal actions or suits involving the Custody Account, which may arise or become necessary for the protection of the Assets in that Custody Account, including any actions lodged against Matrix. Client also agrees to bear sole responsibility for enforcing any judgments rendered in favour of the Custody Account, including judgments rendered in the name of Matrix as custodian of the Custody Account.

12.8	Without limiting the foregoing, Matrix shall not be under any obligation to defend any legal action or engage in any legal proceedings with respect to the Account or with respect to any Asset held in the Account unless Matrix is indemnified to Matrix’s satisfaction. Whenever Matrix deems it reasonably necessary, Matrix is authorized and empowered to retain counsel and appear in any action, suit or proceeding affecting the Custody Account or any of the Assets of the Account. All Costs so incurred shall be charged to the Custody Account.

12.9	The Services and information provided in connection with them are provided on an “as is” and “as available” basis. Matrix does not provide any express or implied warranties (including warranties of merchantability or fitness for a particular use) and expressly excludes any implied terms.

12.10	Section 3A of the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) shall not apply to the duties of Matrix in connection with the provision of the Services; and (ii) the delegation of any functions in relation to the Services; and (iii) other duties and functions of Matrix in general. Where there are any inconsistencies between the Trustee Ordinance and the provisions of this Agreement, the latter prevails to the extent permitted by applicable law. Both Parties agree that this limitation of duties set forth in this clause 12.10 constitutes an essential part and precondition for Matrix to enter into this Agreement. Matrix may suspend or terminate providing the Services hereunder in accordance with clause 7 if Matrix’s duties are not limited in a manner which is consistent with this clause 12.10.

13	RISK FACTORS

13.1	The Client understands and acknowledges that the non-exhaustive risk factors published on Matrix’s Custody Systems apply to the Services. The Client should fully disclose to its Underlying Customers (if any) the nature and risks involved in the Service. The Client must seek independent professional advice on the risks arising in respect of the Service.

14	TAX GROSS-UP

14.1	All payments to be made by the Client to Matrix in connection with the Service shall be made free and clear of and without any Tax Deduction, unless the Client is required to make a Tax Deduction, in which case the sum payable by the Client (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that Matrix receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

The Client shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Matrix accordingly.

If the Client is required to make a Tax Deduction, the Client shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Client shall deliver to Matrix the payment evidence reasonably satisfactory to Matrix that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.2	Without prejudice to the clause 14.1 above, if Matrix is required to make any payment of or on account of Tax on or in relation to any sum received or receivable with respect to the Service (including any sum deemed for purposes of Tax to be received or receivable by Matrix whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against Matrix, the Client shall, within three Business Days of demand of Matrix, promptly indemnify Matrix against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

15	CONFIDENTIALITY

15.1	Each Party to this Agreement shall hold in confidence all Confidential Information obtained from the other Party in connection with this Agreement and the transactions contemplated hereby. Confidential Information shall not include information that the receiving Party demonstrates with competent evidence was, or becomes, (i) available to the public through no violation of this Section 15, (ii) in the possession of the receiving Party on a non- confidential basis prior to disclosure, (iii) available to the receiving Party on a non-confidential basis from a source other than the other Party or its affiliates, subsidiaries, officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the ” Representatives”), or (iv) independently developed by the receiving Party without reference to or use of such Confidential Information.

15.2	Each Party shall (i) keep such Confidential Information confidential and shall not, without the prior written consent of the other Party, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided, and (ii) restrict internal access to and reproduction of the Confidential Information to a Party’s Representatives only on a need to know basis; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this Section 15.

15.3	Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.

15.4	The provisions of this Section 15 will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law, regulation, or direction by a court of competent jurisdiction or government agency or regulatory authority with jurisdiction over said Party; provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information without notice pursuant to a written request by a governmental agency or regulatory authority.

15.5	The Parties hereby agree that the confidentiality obligation set forth in this Section 15 shall continue to be in force notwithstanding the termination of this Agreement.

16	MISCELLANEOUS

16.1	Forks. Matrix may choose to follow one or more chains resulting from a fork in a Digital Asset. Matrix will notify the Client at least 3 Business Days before the occurrence of the fork, unless to do so is impossible or reasonably impracticable.

16.2	Set-off. Matrix may at any time and without notice to the Client set off any amount Matrix owes the Client against any amount that the Client owes Matrix or, where more than one person constitutes the Client, that any one or more of those persons singly or jointly owes Matrix (in either case, whether or not the obligation is matured or contingent).

16.3	Licence. For the purpose of accessing and using the Service and only to the extent necessary to facilitate such access and use, Matrix grants to the Client a non- exclusive, non-transferable personal licence in relation to the Software. Matrix does not transfer title to nor grant any interest in the Software to the Client.

16.4	Governing Law. This Agreement is exclusively governed and construed by the laws of Hong Kong.

16.5	Dispute Resolution. The Parties must co-operate and act in good faith and without delay to seek to resolve any Dispute. If the Dispute cannot resolved within 30 Business Days, the Party claiming a Dispute has arisen may commence arbitration proceeding in accordance with clause16.6.

16.6	Arbitration. Subject to clause16.5, any Dispute must be referred to and finally resolved by arbitration administered by the HKIAC under the HKIAC Administered Arbitration Rules, as in force when the Notice of Arbitration is submitted in accordance with those Rules. The Parties agree that (i) the law of this arbitration clause is Hong Kong law; (ii) the arbitration proceedings will be conducted in English; (iii) the seat of arbitration will be Hong Kong; (iv) unless the Parties agree otherwise, the number of arbitrators will be 1 and that arbitrator must have relevant legal and technological expertise; and (v) if the Parties do not agree on the arbitrator to be appointed within 10 Business Days after the date the Respondent receives the Notice of Arbitration, the arbitrator is to be appointed by the HKIAC.

16.7	Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. The Client may not assign or transfer any of rights, duties, and obligations contained in this Agreement without prior written consent of Matrix. If Matrix wishes to assign or transfer any of rights, duties, and obligations contained in this Agreement, it shall provide at least 14 days prior written notice to the Client. If the Client fails to consent to such transfer or assignment after expiration of the said 14 days period from receipt of notice, Matrix may terminate the Services in accordance with clause 7.

16.8	Waivers. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.9	Severability. If the whole or any part of a provision of this Agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected.

16.10	Survival. All provisions of this Agreement that would reasonably be expected to survive the termination of this Agreement will do so.

16.11	Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder by either of the Parties (except for Instructions) shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (iii) delivered by a recognized overnight courier service or (iv) sent via email, to the Parties, at the addresses as set forth below or at such other addresses as may be furnished in writing.

If to Matrix, to:

Address: Room 2403, 24/F, China Resources Building, 26 Harbour Road, Wan Chai, Hong Kong

Attention: Wendy JIANG

Email: [email]

If to the Client, to:

Address: 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands

Attention: Yucheng HU

Email: [email]

Date of service of such notice shall be (i) the date such notice is personally delivered or sent by email, (ii) three Business Days after the date of mailing if sent by certified or registered mail, or (iii) one Business Day after date of delivery to the overnight courier if sent by overnight courier.

16.12	Amendments. This Agreement may only be amended with the prior written consent of both Parties, save that Matrix may by notice to the Client amend the Fee Schedule or any information made available on the Custody System at any time in its sole discretion. The Client shall have right to terminate the Agreement if the Client does not agree to such amendment of the Fee Schedule within two (2) weeks after receipt of the fee amendment notice. If the Client does not elect to terminate the Agreement within the above timeframe, the amended Fee Schedule shall be deemed to be binding on the Client.

16.13	Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

The Parties have caused this Agreement to be executed as an agreement as of the date first above written.

THE CLIENT:	MATRIX:

SIGNED by YUCHENG HU as authorized representative for MEGA MATRIX INC.:	SIGNED by WENDY JIANG as authorized representative for MATRIX TRUST COMPANY LIMITED:

/s/ Yucheng Hu	/s/ Wendy Jiang
By executing this document the signatory warrants that the signatory is duly authorized to execute this document on behalf of MEGA MATRIX INC.	By executing this document the signatory warrants that the signatory is duly authorized to execute this document on behalf of MATRIX TRUST COMPANY LIMITED

APPENDIX I — CUSTODY FEE SCHEDULE

1.1.	Fees are to be determined in accordance with the table below, and are payable in USD, or any Digital Asset Matrix specifies on the Custody System, with any necessary conversions being calculated and effected by Matrix in its sole discretion.

Event	Fee
One Time Set Up Fee	USD 1000

*The Set-Up Fee will be billed together with first invoice

Custody Fee – General (Except DeFi Account)	Annualized 0.25% of the value of the Digital Assets in USD under custody.

[The value of the Digital Assets in USD is calculated based on value of the daily Digital Assets under custody / the value of the Digital Assets in USD, as determined by Matrix in its sole discretion based on the value of Digital Assets on the first day of every calendar month.] No fees are payable in respect of the maintenance of Fiat Currency held by Matrix.

Transaction Fee (Incoming and Outgoing)	USD 0.10 per transaction

Custody Fee – DeFi Account	Annualized 0.25% of the value of the Digital Assets in USD under custody plus USD 300 fixed monthly fee.

[The value of the Digital Assets in USD is calculated based on value of the daily Digital Assets under custody / the value of the Digital Assets in USD, as determined by Matrix in its sole discretion based on the value of Digital Assets on the first day of every calendar month.]

Withdrawal Fee of Digital Asset – Segregate Account	If the Digital Asset is in warm storage: 0% of the value of the withdrawn amount calculated in USD by Matrix in its sole discretion.

If the Digital Asset is in cold storage: 0.03% of the value of the withdrawn amount calculated in USD by Matrix in its sole discretion, minimum fee per transaction is USD 150.

Determinations of cold / warm storage mechanisms are made by Matrix at its discretion.

Withdrawal Fee of Digital Asset – DeFi Account	0% of the value of the withdrawn amount calculated in USD by Matrix in its sole discretion.

Withdrawal of Asset – Fiat Currency (If applicable)	Fixed withdrawal fee of USD 200 regardless the withdrawal amount. No Fees are payable in respect of the maintenance of Fiat Currency held by Matrix.

DApp Transactions – DeFi Account	DApp Transactions initiated from DeFi Account via MetaMask Institutional: 0% of the value of the transaction amount calculated in USD by Matrix in its sole discretion.

Minimum Monthly Fee	The minimum monthly service fee, excluding withdrawal fees, blockchain fees, transaction fees and all fixed monthly fees is USD 500. All other custody fees for digital assets incurred will be used in this calculation.

Ukey Fee	USB-A: USD 35 per Ukey + Delivery Fee

USB-C: USD 39 per Ukey + Delivery Fee

API Docking Fee (If applicable)	The API Docking Fee will be charged based on the API Docking between Segregated Account; Integrated Account and DeFi Account to client end and the fee are as below:

1. USD 2,000 for 1 account’s API

2. USD 3,000 for 2 accounts’ API

3. USD 4,000 for 3 accounts’ API

Additional Business Line	USD 500 P.A. for every additional business line (3 Business Lines included as part of basic package)

Additional Wallet Addresses	USD 500 for every 1,000 Addresses (500 Addresses included for each account as part of basic package)

Withdrawal of Asset – Other	As notified by Matrix

1.2.	The calculations and other determinations and records of Matrix are final and binding on the Client in the absence of error.

1.3.	The Client shall be solely responsible for, and shall pay, all Taxes, assessments, duties, and other charges, including any interest or penalty owed by the Client with respect to any Assets or any related transaction.

1.4.	All fee payments should be settled within 10 days from the date of invoice issue. Late settlement would be charged 100 USD per time plus late interest charges at 30% per annum.

APPENDIX II — FIAT WITHDRAWAL

2.1.	For client’s USD withdrawal, Matrix provides the same-day processing service (for both Hong Kong and US Business Day). The service cut-off time is 16:00 (UTC +8). Withdrawal instruction which is given to Matrix later than the cut-off time will be processed on the next Business Day.

APPENDIX III — Staking

3.1.	This Appendix II applies to the Client who elects to connect its Custody Account to certain third-party staking service providers or platform for the Client to stake the Assets (“Staking”).

3.2.	Staking is a new concept in digital assets space. Digital assets staking can be extremely risky. By electing to connect your Custody Account to the third-party staking service provider, we are assuming that you are a sophisticated digital assets space investor capable of evaluating the merits and risks of staking, its suitability and appropriateness in light of your own objectives, needs and circumstances, and its legal, taxation, accounting and financial implications and that in making this evaluation, you are not relying on any statement made by Matrix and Matrix is not endorsing any such third- party staking service providers or platform.

3.3.	The Client confirms that it has considered the suitability, reviewed the third-party service provider or platform, the risks associated with Staking and is solely responsible for its decision to undertake Staking.

3.4.	By electing to connect your Custody Account to the third-party staking service provider, you agree that Matrix shall have the right to share the KYC information you have provided to Matrix with the third-party staking service provider. However, Matrix shall not be liable to you for any third-party staking service provider’s misuse of your information. You agree to review the privacy policy of the third-party staking service provider before executing this Appendix.

3.5.	Matrix is merely providing the Client with the option to connect the Custody Account for Staking, it does not provide, and shall not be construed to be providing, (a) advice (whether investment or otherwise) in respect of the Client’s decision to or the risk associated with Staking, (b) pooling of assets, or (c) management of assets. Matrix shall not be liable for any losses suffered by the Client, howsoever arising, in connection with Staking. The Client confirms that any action taken by Matrix in respect of Staking is done so under the Client’s directions and consent.

3.6.	Client agrees that Matrix shall have right to charge fees for connecting your Custody Account to the Staking service provided by third party. You will be able to review the exact fee rate charged by Matrix in your Custody Account.